Exhibit 99.1

WD-40 Company Reports First  Quarter 2015 Financial Results

SAN DIEGO – January 7, 2015 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its first fiscal quarter ended November 30, 2014.

Financial Highlights and Summary

•	Total net sales for the first quarter were $96.4 million, an increase of 1 percent compared to the prior year fiscal quarter.
•

Translation of the Company’s foreign subsidiary results to U.S. dollars had a favorable impact on sales for the current quarter.  On a constant currency basis total net sales were $95.8 million for the first quarter.

•	Net income for the first quarter was $10.8 million, a decrease of 6 percent compared to the prior year fiscal quarter.
•	Diluted earnings per share were $0.73 in the first quarter, compared to $0.74 per share for the prior year fiscal quarter.
•	Gross margin was 51.6 percent in the first quarter compared to 52.0 percent in the prior year fiscal quarter.
•	Selling, general and administrative expenses were up 3 percent in the first quarter to $27.4 million when compared to the prior year fiscal quarter.
•	Advertising and sales promotion expenses were up 5 percent in the first quarter to $5.9 million compared to prior year fiscal quarter.

"During the quarter we experienced slow but steady growth of our multi-purpose maintenance products,” said Garry Ridge, WD-40 Company’s president and chief executive officer.  “We did experience a decline in sales in our European markets and we’ve linked that decline to the unfavorable impact of foreign currency exchange rates, particularly the euro and U.S. dollar relative to the pound sterling, as well as the timing of customer orders within that region.  Overall we are off to a good start in 2015 and we see a solid, steady year ahead as we continue to put our efforts behind our key strategic initiatives,” Ridge added.

Net Sales by Product Group (in thousands):

	Three Months Ended November 30,
	2014	2013	% Change
Multi-purpose maintenance products	$84,904	$83,986	1%
Homecare and cleaning products	11,449	11,555	(1)%
Total	$96,353	$95,541	1%

•

Net sales of multi-purpose maintenance products, which are considered the primary growth focus for the Company, grew 1 percent in the first fiscal quarter when compared to the prior year fiscal quarter.   This growth was driven primarily by successful expansion of the WD-40 Specialist product line in the Americas and Asia-Pacific.

•

Net sales of homecare and cleaning products decreased 1 percent in the current quarter when compared to the prior year fiscal quarter.  The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Net Sales by Segment (in thousands):

	Three Months Ended November 30,
	2014	2013	% Change
Americas	$44,773	$44,062	2%
EMEA	34,591	36,516	(5)%
Asia-Pacific	16,989	14,963	14%
Total	$96,353	$95,541	1%

•	Net sales by segment as a percent of total net sales for the first quarter were as follows: for the Americas, 46 percent; for EMEA, 36 percent; and, for Asia-Pacific, 18 percent.
•	Increased sales in the Americas and Asia-Pacific more than offset declines in EMEA as total sales grew 1 percent in the first fiscal quarter when compared to the prior year fiscal quarter.
•

The increase in sales in the Americas in the first fiscal quarter was primarily due to higher sales of WD-40 Multi-Use Product in Latin America.  This increase was partially offset by decreased sales in Canada driven by changes in distribution and the timing of customer specific promotions.  Sales in the United States remained relatively constant.

•

The decrease in sales in EMEA in the first quarter was driven by the unfavorable impact of foreign currency exchange rates from period to period, primarily the euro and U.S. dollar relative to the pound sterling.  EMEA sales were also negatively impacted in the first quarter by the decline in customer orders following a heavy promotional period in the fourth quarter of fiscal year 2014.

•

The increase in sales in Asia-Pacific in the first quarter was due primarily to strong sales of WD-40 Multi-Use Product and the continued expansion of the WD-40 Specialist product line throughout most of our distributor markets primarily those in South Korea, Indonesia and the Philippines.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, December 9, 2014 a quarterly dividend of $0.38 per share reflecting an increase of 12 percent over the previous quarter’s dividend.  The quarterly dividend is payable January 30, 2015 to stockholders of record at the close of business on January 5, 2015.

On June 18, 2013, the board of directors approved a share repurchase plan that authorizes the Company to acquire up to $60.0 million of its outstanding shares effective from August 1, 2013 through August 31, 2015. During the first quarter of fiscal year 2015, the Company repurchased an additional $9.9 million in shares under this plan.  Since the plan’s commencement on August 1, 2013, the Company has repurchased $55.3 million in shares under the plan.

On October 14, 2014 the board of directors approved a new share repurchase plan which becomes effective when the Company’s existing $60.0 million authorization is exhausted. Under the new share repurchase plan, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2016. The timing and the amount of any repurchases of common stock will be determined by management based on its evaluation of market conditions and other factors.

Fiscal Year 2015 Guidance

The Company’s guidance for fiscal year 2015 is as follows:

•	Net sales growth is projected to be between 4 and 8 percent with net sales expected to be between $398 million and $413 million.
•	Gross margin for the full year is expected to be better than 52 percent.
•	Projected advertising and promotion expenses to be 6.0 percent to 7.0 percent of net sales.
•	Net income is projected to be between $45.1 million and $46.4 million.
•	Expect diluted earnings per share to be between $3.07 and $3.16 based on an estimated 14.7 million weighted average shares outstanding.

This guidance does not include any future acquisitions or divestitures.

“Our guidance reflects the Company’s current view of the business,” said Jay Rembolt, WD-40 Company’s vice president and chief financial officer.  “Although there are several global market dynamics going on outside the Company’s control that may impact specific elements of our guidance, including the recent decline in the price of crude oil and present trends in foreign currency exchange rates, we are comfortable with our current range for net income.   We will continue to monitor these market dynamics closely.”

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its multi-purpose maintenance products and its homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®,  X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $383 million in fiscal year 2014 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company's outlook for net sales,  gross margins, advertising and sales promotion expenses, net income, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, the introduction of new product lines and fluctuating global market conditions, including foreign currency exchange rates, both in the United States and internationally. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the Securities and Exchange Commission (SEC),  including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents. More detailed information will be available in WD-40 Company's Form 10-Q for the period ended November 30, 2014 which the Company expects to file with the SEC on January 8, 2015.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of January 7, 2015, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes

(1)

The Company markets multi-purpose maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKETM product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	November 30,	August 31,
	2014	2014
Assets
Current assets:
Cash and cash equivalents	$46,442	$57,803
Short-term investments	42,645	45,050
Trade and other accounts receivable, less allowance for doubtful accounts of $497 and $406 at November 30, 2014
and August 31, 2014, respectively	62,165	63,618
Inventories	33,886	34,989
Current deferred tax assets, net	5,734	5,855
Other current assets	5,284	8,339
Total current assets	196,156	215,654
Property and equipment, net	10,123	9,702
Goodwill	96,518	95,499
Other intangible assets, net	25,353	23,671
Other assets	3,161	3,154
Total assets	$331,311	$347,680

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$17,400	$18,031
Accrued liabilities	15,263	18,382
Revolving credit facility	98,000	98,000
Accrued payroll and related expenses	11,412	15,969
Income taxes payable	3,228	1,529
Total current liabilities	145,303	151,911
Long-term deferred tax liabilities, net	23,828	24,253
Other long-term liabilities	2,121	2,101
Total liabilities	171,252	178,265

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,503,193 and 19,464,310 shares issued at November 30, 2014 and
August 31, 2014, respectively; and 14,649,403 and 14,754,362 shares
outstanding at November 30, 2014 and August 31, 2014, respectively	20	19
Additional paid-in capital	137,231	136,212
Retained earnings	243,379	237,596
Accumulated other comprehensive income (loss)	(5,193)	1,103
Common stock held in treasury, at cost ― 4,853,790 and 4,709,948
shares at November 30, 2014 and August 31, 2014, respectively	(215,378)	(205,515)
Total shareholders' equity	160,059	169,415
Total liabilities and shareholders' equity	$331,311	$347,680

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended November 30,
	2014	2013

Net sales	$96,353	$95,541
Cost of products sold	46,652	45,868
Gross profit	49,701	49,673

Operating expenses:
Selling, general and administrative	27,424	26,699
Advertising and sales promotion	5,915	5,615
Amortization of definite-lived intangible assets	769	592
Total operating expenses	34,108	32,906

Income from operations	15,593	16,767

Other income (expense):
Interest income	134	131
Interest expense	(294)	(215)
Other income (expense), net	102	(214)
Income before income taxes	15,535	16,469
Provision for income taxes	4,749	4,987
Net income	$10,786	$11,482

Earnings per common share:
Basic	$0.73	$0.75
Diluted	$0.73	$0.74

Shares used in per share calculations:
Basic	14,668	15,279
Diluted	14,738	15,366
Dividends declared per common share	$0.34	$0.31

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Three Months Ended November 30,
	2014	2013
Operating activities:
Net income	$10,786	$11,482
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	1,633	1,378
Net gains on sales and disposals of property and equipment	(24)	(17)
Deferred income taxes	(615)	(154)
Excess tax benefits from settlements of stock-based equity awards	(494)	(777)
Stock-based compensation	498	517
Unrealized foreign currency exchange (gains) losses, net	461	(1,053)
Provision for bad debts	164	215
Changes in assets and liabilities:
Trade and other accounts receivable	(720)	2,302
Inventories	624	(1,088)
Other assets	2,841	117
Accounts payable and accrued liabilities	(3,563)	(2,580)
Accrued payroll and related expenses	(4,931)	(6,720)
Income taxes payable	2,698	3,052
Other long-term liabilities	40	35
Net cash provided by operating activities	9,398	6,709

Investing activities:
Purchases of property and equipment	(1,582)	(1,186)
Proceeds from sales of property and equipment	79	95
Acquisition of business	(3,705)	-
Purchases of short-term investments	(82)	(1,282)
Net cash used in investing activities	(5,290)	(2,373)

Financing activities:
Treasury stock purchases	(9,863)	(5,264)
Dividends paid	(5,003)	(4,758)
Proceeds from issuance of common stock	685	1,149
Excess tax benefits from settlements of stock-based equity awards	494	777
Net cash used in financing activities	(13,687)	(8,096)
Effect of exchange rate changes on cash and cash equivalents	(1,782)	1,745
Net decrease in cash and cash equivalents	(11,361)	(2,015)
Cash and cash equivalents at beginning of period	57,803	53,434
Cash and cash equivalents at end of period	$46,442	$51,419